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                                                                    EXHIBIT 10.5

October 2, 2001


Mr. Ian Laing
CIDCO Communications, LLC
105 Cochrane Circle
Morgan Hill CA 95037

      Re:   Letter Agreement

Dear Ian:

Pursuant to discussions between Cidco, Incorporated ("Cidco") and CIDCO Communications, LLC ("LLC") each party has agreed to memorialize in this letter agreement (the "Agreement") several matters including a final adjustment of amounts owed to each other, disposition of certain Cidco inventory, agreement to enter into a sublease agreement for the premises occupied by LLC and settlement of certain other matters. The Agreement is set forth below:

1. As a final adjustment and settlement, Cidco shall pay LLC $208,763.87. This final amount represents the following: Receivable balance owed to Cidco equals $2,806,216.44 including the inventory discussed below. Cidco has agreed to assign and LLC has agreed to assume a Cidco debt owed to Act Manufacturing in the amount of $2,067,021.99. This leaves a subtotal of $739,194.45. Cidco now holds $947,958 of LLC's funds. Therefore, except for the matters set forth below, each party agrees that in full discharge of all its obligations to the other, Cidco shall pay LLC in immediately available funds $208,763.87 as of the date of this Agreement. This amount represents the difference between the amount due Cidco by LLC and the amount due LLC from Cidco.

2. LLC agrees to pay $110,000 for all of Cidco's inventory as identified in Attachment A to this Agreement. This amount is reflected in and included in the calculations above. LLC agrees it will remove from Cidco's premises this inventory within 30 days after the execution of this Agreement. If said inventory is not removed within 30 days and after written notice to LLC, Cidco may take any steps it deems necessary to dispose of inventory not removed.

3. Upon an offer of standard and reasonable terms from Cidco acceptable to the landlord and LLC, LLC agrees to enter into a sublease with Cidco and rent the premises located at 105 Cochrane Circle, Morgan Hill, CA 95037. The parties agree the sublease terms will have the result of substituting LLC for Cidco regarding all the benefits and commitments of the master lease with the landlord.


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4.    Other matters: The ShenZen factory (the "Factory") has used $144,167 of
      Cidco owned raw materials in building equipment for LLC and Cidco. Cidco hereby assigns to LLC the right to collect this money owed by the Factory. LLC agrees to pay Cidco as this debt is collected. LLC enjoys a Cidco credit for the use of Nortel technology in certain LLC products. The remaining credit is $35,425.75. LLC agrees to reimburse Cidco as LLC uses the credit. The payments above are due immediately upon use or receipt of payments. Effective 10/01/01, LLC agrees to reimburse its portion of Cidco's monthly PBX maintenance fee in proportion to LLC's usage as defined by Lucent's 10/02/01 independent audit.

5. This Agreement is binding upon and shall inure to the benefit of the parties, their successors and assigns.

6. This Agreement may be executed in one or more counterparts each of which shall be deemed an original.

If the above Agreement is acceptable, please have an authorized signatory of CIDCO Communications, LLC sign below and return one original to me. Please contact me with any questions at the address below.

Sincerely,


/s/ Paul Locklin
Paul Locklin
President & CEO


                                          Accepted and agreed
                                          as of   10/17/01
                                                ________________________________

                                          CIDCO Communications, LLC

                                          By:  /s/ Ian Laing
                                             ___________________________________

                                          Name: Ian Laing

                                          Title: CEO
                                                ________________________________